Exhibit 3.1

Execution Version

CERTIFICATE OF AMENDMENT
OF THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
SELECT MEDICAL HOLDINGS CORPORATION.

Select Medical Holdings Corporation, a corporation incorporated and existing under and by the virtue of the General Corporation Law of the State of Delaware (the “Corporation”) does hereby certify:

FIRST: That, at a meeting of the Board of Directors of the Corporation (the “Board of Directors”) on February 13, 2024, a resolution was duly adopted setting forth a proposed amendment to the Amendment and Restated Certificate of Incorporation of the Corporation in the form set forth below (the “Amendment”), declaring said Amendment to be advisable and calling for consideration of said proposed Amendment by the stockholders of the Corporation.

“RESOLVED, that Article TENTH of Amended and Restated Certificate of Incorporation of the Corporation shall be amended and restated in its entirety and shall be and read as follows:

TENTH: Indemnification. The corporation shall indemnify each of the Corporation’s Directors or officers in each and every situation where, under Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time (“Section 145”), the Corporation is permitted or empowered to make such indemnification. The corporation may, in the sole discretion of the Board, indemnify any other person who may be indemnified pursuant to Section 145 to the extent the Board deems advisable, as permitted by Section 145. The corporation shall promptly make or cause to be made any determination required to be made pursuant to Section 145.

No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director or an officer, provided, however, that the foregoing shall not eliminate or limit the liability (i) of a Director or an officer for any breach of the Director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) of a Director or an officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) of a Director under Section 174 of the General Corporation Law of the State of Delaware, (iv) of a Director or an officer for any transaction from which the Director or officer derived an improper personal benefit or (v) of an officer in any action by or in the right of the Corporation. If the General Corporation Law of the State of Delaware is subsequently amended to further eliminate or limit the liability of a Director or an officer, then a Director or an officer of the Corporation, in addition to the circumstances in which a Director or an officer is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended General Corporation Law of the State of Delaware. For purposes of this Article TENTH, “fiduciary duty as a Director or an officer” shall include any fiduciary duty arising out of serving at the Corporation’s request as a director or an officer of another corporation, partnership, joint venture or other enterprise, and “personal liability to the Corporation or its stockholders” shall include any liability to such other corporation, partnership, joint venture, trust or other enterprise, and any liability to the Corporation in its capacity as a security holder, joint venturer, partner, beneficiary, creditor or investor of or in any such other corporation, partnership, joint venture, trust or other enterprise.”

SECOND: That, thereafter, pursuant to the resolution of the Board of Directors, the proposed Amendment was approved by the stockholders of the Corporation at the annual meeting of stockholders on April 25, 2024.

THIRD: That the Amendment was duly adopted in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware.

[signature page follows]

IN WITNESS WHEREOF, Select Medical Holdings Corporation has caused this Amendment to the Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this 26th day of April, 2024.

SELECT MEDICAL HOLDINGS CORPORATION

By:	/s/ Michael E. Tarvin
Name:	Michael E. Tarvin
Title:	Senior Executive Vice President, General Counsel and Secretary